Exhibit 10.2

CREDIT AGREEMENT

Dated as of March 3, 2009

between

HEXION SPECIALTY CHEMICALS, INC.,

as U.S. Borrower, and

BORDEN LUXEMBOURG S. À R. L.,

as Foreign Borrower,

and

EURO V (BC) S. À R. L.,

EURO VI (BC) S. À R. L., and

AAA CO-INVEST VI (EHS-BC) S. À R. L.,

as Lenders

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TABLE OF CONTENTS

(continued)

		Page
Section 5.10.	Severability	16

Section 5.11.	Execution in Counterparts	16

Section 5.12.	Jurisdiction, Etc.	16

Section 5.13.	Waiver of Jury Trial	17

Section 5.14.	Survival	17

SCHEDULES AND EXHIBITS

Schedule 2.01	Commitments and Lenders
EXHIBIT A	Form of Assignment and Acceptance
EXHIBIT B	Form of Note
EXHIBIT C	Form of Notice of Borrowing

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CREDIT AGREEMENT, dated as of March 3, 2009 (this “Agreement”), among Hexion Specialty Chemicals, Inc., a New Jersey corporation (the “U.S. Borrower”), Borden Luxembourg S. à r. l., a Luxembourg société à responsabilité limitée (the “Foreign Borrower” and, together with the U.S. Borrower, the “Borrowers”), and Euro V (BC) S. à r. l., Euro VI (BC) S. à r. l., and AAA Co-Invest VI (EHS-BC) S. à r. l., each, a Luxembourg société à responsabilité limitée, as Lenders (together with their permitted successors and assigns, the “Lenders”).

PRELIMINARY STATEMENT:

WHEREAS, the Borrowers have requested, and the Lenders have agreed to provide, a term loan in the amount of $100,000,000 in favor of the Borrowers, which may be used by the Borrowers for general corporate purposes; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders are willing to enter into this Agreement subject to the terms and conditions of this Agreement, and make the requested term loan in favor of the Borrowers.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounting Principles” has the meaning specified in Section 1.03.

“Adjusted LIBO Rate” shall mean, with respect to any Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to (a) the LIBO Rate divided by (b) one minus the Statutory Reserves applicable to such Loans, if any.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Applicable Law” means, with respect to any Person, (i) all common law applicable to such Person and (ii) all provisions of all (A) constitutions, statutes, rules, regulations and orders of governmental bodies, domestic or foreign (including, without limitation, ERISA), applicable to such Person, (B) Governmental Approvals applicable to such Person and (C) orders, decisions, judgments and decrees of all courts (whether at law or in equity or admiralty) and arbitrators applicable to such Person.

“Applicable Margin” shall mean 2.25% per annum.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee of such Lender in substantially the form of Exhibit A.

“Borrowers” has the meaning specified in the recital of parties to this Agreement.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City.

“Closing Date” shall mean the date on which all the conditions set forth in Article III shall have been satisfied or waived and the Loans were originally made.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Commitment is $100,000,000.

“Confidential Information” means written information furnished to the Lenders or their Related Parties by or on behalf of the Borrowers or any of their Related Parties in connection with the transactions contemplated by or otherwise pursuant to this Agreement or any other Loan Document or information obtained by the Lenders or any of their Related Parties in the course of any review of the books or records of the Borrowers or any of their Related Parties, but does not include any such information that, to the knowledge of such recipient party, is or becomes generally available to the public through no act or omission by the Lenders or any of their Related Parties or any Person acting on their behalf or that, to the knowledge of such recipient party, is or becomes available to the Lenders from a source other than the Borrowers or any of their Related Parties or any Person acting on their behalf without a duty of confidentiality to the Borrowers or any of their Related Parties being violated.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” shall mean the interest rate otherwise applicable to the applicable Loan plus 2.0% per annum, to the fullest extent permitted by applicable law.

“Dollars” and the symbol “$” mean lawful currency of the United States of America.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Events of Default” has the meaning specified in Section 4.01.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Governmental Approval” means any authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, any governmental body.

“Indemnified Party” has the meaning specified in Section 5.04(b).

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” shall mean as to any Loans, the period commencing on the date of such Loans or on the last day of the immediately preceding Interest Period applicable to such Loans, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months thereafter; provided, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Lender Tax” means (i) any Tax imposed on the net income of a Lender (or its equityholder in the case of a Flow Through Entity), and franchise taxes imposed on any such Person in lieu of net income taxes, by the jurisdiction under the laws of which such Person is organized, or, any political subdivision thereof or (ii) any Tax imposed by reason of any connection between the jurisdiction imposing such Tax and such Lender (or its equityholder in the case of a Flow Through Entity), or any Affiliate of such Lender, other than a connection arising from such Lender (or its equityholder in the case of a Flow Through Entity) having executed, delivered, performed its obligations under, or received payment under or enforced, this Agreement.

“Lenders” has the meaning specified in the recital of parties to this Agreement.

“LIBO Rate” shall mean, with respect to the Loans for any Interest Period, the rate per annum determined by the Lenders at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Lenders that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) with a three-month maturity; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Lenders to be the average of the rates per annum at which deposits in Dollars are offered for three-month maturity in the London interbank market in London, England, as selected by the Lenders at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Loans” means the term loans made by the Lenders to the Borrowers pursuant to Section 2.01 of this Agreement.

“Loan Documents” means, collectively, this Agreement and the Notes, if any.

“Maturity Date” means December 31, 2011.

“Note” means a promissory note issued at the request of the Lenders pursuant to Section 2.04(d), in substantially the form of Exhibit B.

“Notice of Borrowing” has the meaning specified in Section 2.02.

“Other Taxes” has the meaning specified in Section 2.08(b).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Register” has the meaning specified in Section 2.04(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and any respective directors, officers, controlling persons, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Required Lenders” means the Lender or Lenders which, at any time, are owed more than 50% of the then aggregate unpaid principal amount of Loans.

“Second Secured Notes Indenture” means the Indenture dated as of November 3, 2006, as amended, supplemented or otherwise modified from time to time, among Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC, as Issuers, the Guarantors named therein (including the U.S. Borrower), and Wilmington Trust Company, as Trustee.

“Senior Secured Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of November 3, 2006, as further amended, supplemented or otherwise modified from time to time, among Hexion LLC, as Holdings, the U.S. Borrower, as U.S. Borrower, Hexion Specialty Chemicals Canada, Inc., as Canadian Borrower, Hexion Specialty Chemicals B.V., as Dutch Borrower, and Hexion Specialty Chemicals UK Limited and Borden Chemical UK Limited, as U.K. Borrowers, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders thereunder, and Credit Suisse, as Syndication Agent.

“Statutory Reserves” shall mean, with respect to any currency, the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board of Governors of the Federal Reserve System of the United States of America, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Lender under any applicable law, rule or regulation, including Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Tax” means any levy, impost, deduction, charge or withholding, and all liabilities with respect thereto, imposed by any governmental authority upon a Person or upon its assets, revenues, income, capital or profits.

“Voting Stock” means capital stock issued by a corporation, or equivalent equity interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP (the “Accounting Principles”).

SECTION 1.04. Other Interpretive Provisions. As used herein, except as otherwise specified herein, (i) references to any Person include its successors and assigns and, in the case of any governmental authority, any Person succeeding to its functions and capacities; (ii) references to any Applicable Law include amendments, supplements and successors thereto; (iii) references to specific sections, articles, annexes, schedules and exhibits are to this Agreement; (iv) words importing any gender include the other gender; (v) the singular includes the plural and the plural includes the singular; (vi) the words “including”, “include” and “includes” shall be deemed to be followed by the words “without limitation”; (vii) captions and headings are for ease of reference only and shall not affect the construction hereof; and (viii) references to any time of day shall be to New York City time unless otherwise specified.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01. The Loans.

(a) Each Lender having a Commitment severally agrees to make a Loan or Loans on the Closing Date to the Borrowers in Dollars in an initial aggregate principal amount equal to such Commitment.

(b) The Commitment shall automatically terminate at 5:00 P.M. on the Closing Date.

(c) The Loans (i) shall be made on the Closing Date, (ii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not on the Closing Date exceed for any such Lender the Commitment of such Lender and (iv) shall not on the Closing Date exceed in the aggregate the total of all Commitments. On the Maturity Date, all then unpaid Loans shall be repaid in full.

SECTION 2.02. Making the Loans. Each Borrower requesting Loans shall give notice to the Lenders not later than 2:00 P.M. on the Business Day prior to the borrowing of the Loans. Each notice of a borrowing shall be made by telephone, confirmed promptly by a notice in substantially the form of Exhibit C (a “Notice of Borrowing”) delivered in writing or via telecopier, specifying therein

(i) the requested date of the borrowing (which shall be the Closing Date) and (ii) the aggregate amount of such borrowing. Upon fulfillment of the applicable conditions set forth in Article III, the Lenders shall, before 2:00 P.M. on the Closing Date, make the Loans available to the requesting Borrower in an account of such Borrower previously specified to the Lenders.

SECTION 2.03. Repayment of the Loans.

(a) The Borrowers shall repay to the Lenders (or as directed by the Lenders) on the Maturity Date the then-unpaid Loans in Dollars.

(b) On each date that is five Business Days prior to the date on which the U.S. Borrower has determined to deliver the certificate of compliance required by Section 5.04(c) of the Senior Secured Credit Agreement which certificate would, but for the exercise of the U.S. Borrower’s rights under Section 7.03 of the Senior Secured Credit Agreement, disclose a breach of the financial maintenance covenant contained in the Senior Secured Credit Agreement, each Borrower shall repay its pro rata share of a portion of the Loans outstanding on such date to the Lenders (or as directed by the Lenders) in an amount that would be sufficient (or if such amounts exceed the amount of the Loans, the entire amount of the Loans), upon investment by the Lenders of such amount in the equity capital of the U.S. Borrower’s immediate parent pursuant to Section 7.03 of the Senior Secured Credit Agreement, to cure such breach.

Notwithstanding anything to the contrary contained herein, as of any date, no repayment shall be required so long as the principal amount of the outstanding Loans together with any other debt securities and bank indebtedness issued by the U.S. Borrower or any of its subsidiaries (other than indebtedness issued by a foreign subsidiary that is not a Foreign Subsidiary Loan Party (as defined in the Senior Secured Credit Agreement) that is denominated in currencies other than the Dollar in the form of bank financings or notes offered or arranged outside the United States and not placed with investors that regularly invest in the U.S. financial markets) with a final maturity within 91 days of such date is greater than or equal to $200,000,000.

SECTION 2.04. Evidence of Indebtedness.

(a) The Lenders shall maintain in accordance with customary practice an account or accounts evidencing the indebtedness to the Lenders resulting from the Loans made by the Lenders, including the amounts of principal and interest payable and paid to the Lenders from time to time under this Agreement.

(b) The Lenders shall maintain in a register (the “Register”) accounts in which they will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to the Lenders hereunder and (iii) the amount of any sum received by the Lenders hereunder from the Borrowers and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to subsections (a) and (b) above shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Lenders to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans made to the Borrowers and interest thereon in accordance with the terms hereof.

(d) Each Lender may request that the Loans made by it be evidenced by one or more Notes. In such event, the Borrowers shall prepare, execute and deliver to such Lender one or more Notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its permitted assignees). Thereafter, the Loans evidenced by Notes and interest thereon shall at all times (including after assignment pursuant to Section 5.07) be represented by one or more Notes in such form payable to the order of the payee named therein.

SECTION 2.05. Interest on Loans.

(a) Subject to Section 2.05(b), interest shall accrue on the unpaid principal amount of each Loan for each day following the last Interest Payment Date in respect of such Loan at a fluctuating rate per annum equal to the Adjusted LIBO Rate plus the Applicable Margin. All accrued interest on the Loans shall be paid in arrears on each Interest Payment Date.

(b) Each Borrower agrees to pay interest on past due amounts under this Agreement at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

SECTION 2.06. Prepayments of Loans. Each Borrower may, upon same day notice given not later than 2:00 P.M. to the Lenders stating the proposed date and aggregate principal amount of the prepayment (and, if such notice is given, such Borrower shall), prepay such aggregate principal amount of the Loans made to such Borrower in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid.

SECTION 2.07. Payments and Computations.

(a) Each Borrower shall make each payment to be made by it hereunder by depositing same day funds in the account designed by the Lenders in an amount equal to each payment due hereunder no later than 5:00 P.M. on the day when due in Dollars, and the Lenders shall set-off and apply any and all deposits held in such account against such amounts due and payable hereunder.

(b) All computations of interest shall be made by the Lenders on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

(c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be deemed due, and shall be made, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

SECTION 2.08. Taxes.

(a) Any and all payments by each Borrower hereunder shall be made, in accordance with Section 2.07, free and clear of and without deduction for any and all present or future Taxes, except as required by Applicable Law. If a Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders, (i) except in the case of Lender Taxes and taxes in lieu of United States withholding taxes that are considered excluded from Taxes pursuant to subsection (e) below, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall, to the fullest extent permitted by Applicable Law, pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(c) Each Borrower agrees to indemnify each Lender for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section), but excluding Lender Taxes and taxes in lieu of United States withholding taxes that are considered excluded from Taxes pursuant to subsection (e) below, imposed on or paid by the Lenders and any liability (including penalties, interest and expenses that do not arise from any Lender’s failure to give timely notice thereof or request payment pursuant to this Section) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date any Lender makes written demand therefor.

(d) As soon as practicable after the date of any payment of Taxes to a taxing authority by a Borrower, such Borrower shall furnish to the Lenders, at the address referred to in Section 5.02, the original or a certified copy of a receipt evidencing such payment.

(e) In the event that a Lender is organized under the laws of a jurisdiction outside the United States, on the date of the Assignment and Acceptance pursuant to which it becomes the Lender, and from time to time thereafter as requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide the Borrowers with two original duly completed Internal Revenue Service Form W-8BEN or W-8ECI (or any other form prescribed by applicable law as a basis for claiming exemption from or reduction in United States federal withholding tax), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement. If the form provided by such Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate, or if no form is provided and such Lender is not entitled to any reduction in United States withholding tax all United States withholding taxes, shall be considered excluded from Taxes unless and until the Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) above in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date.

(f) For any period with respect to which any Lender has failed to provide the Borrowers with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) above with respect to Taxes imposed by the United States; provided, however, that should such Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) If a Borrower is required to pay additional amounts to any Lender pursuant to subsection (a) above, then such Lender shall use its reasonable efforts (consistent with legal and regulatory restrictions) to change its jurisdiction so as to eliminate or minimize any such additional payment by such Borrower that may thereafter accrue, if such change is deemed by such Lender, in its sole discretion, to be not otherwise disadvantageous to such Lender.

ARTICLE III

CONDITIONS TO LOANS

The obligations of the Lenders to make the Loans hereunder shall be subject to the conditions set forth below being satisfied on the Closing Date:

(a) the Lender shall have received a Notice of Borrowing as required by Section 2.02;

(b) the representations and warranties of the Borrowers contained in Article III of the Senior Secured Credit Agreement, as in effect on the Closing Date, and to the extent applicable to the Borrowers, are true and correct in all material respects, before and after giving effect to the making of the Loans and the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representations and warranties relate to a particular date, in which case they are true and correct in all material respects on and as of such particular date); and

(c) no Default has occurred and is continuing or would result from the making of the Loans or the application of the proceeds therefrom.

ARTICLE IV

EVENTS OF DEFAULT

SECTION 4.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) any representation or warranty made or deemed made by the Borrowers in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument (including a Notice of Borrowing) furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Borrowers;

(b) default shall be made in the payment of (i) any principal of the Loans, (ii) any interest on the Loans or (iii) any other amount due under any Loan Document, in each case when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and such default shall continue unremedied for a period of five Business Days;

(c) default shall be made in the due observance or performance by the Borrowers of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (b) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Lenders to the Borrowers;

(d) any Event of Default (as defined in the Second Secured Notes Indenture as in effect on the date of determination) shall occur and be continuing; or

(e) any Loan Document shall for any reason be asserted in writing by the Borrowers not to be a legal, valid and binding obligation of any party thereto;

then, and in every such event (other than an event with respect to the Borrowers described in paragraph (g) or (h) of Section 6.01 of the Second Secured Notes Indenture), and at any time thereafter during the continuance of such event, upon the vote of the Required Lenders, the Lender shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans then outstanding, together with accrued interest thereon and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrowers described in paragraph (g) or (h) of Section 6.01 of the Second Secured Notes Indenture, the principal of the Loans then outstanding, together with accrued interest thereon and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) subject any Lender to any additional obligations, (ii) reduce the principal of, or interest on, the outstanding Loans or any fees or other amounts payable hereunder, (iii) postpone any date fixed for any payment of principal of, or interest on, the outstanding Loans, reimbursement obligations or any fees or other amounts payable hereunder, (iv) change the aggregate unpaid principal amount of the outstanding Loans, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, or (vi) amend or waive this Section 5.01 or Section 5.06.

SECTION 5.02. Notices, Etc All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered, if to the U.S. Borrower, at Hexion Specialty Chemicals, Inc., 180 East Broad Street, Columbus, Ohio 43215, Attention: Treasurer; if to the Foreign Borrower, at Borden Luxembourg S. à r. l. c/o Hexion Specialty Chemicals, Inc., 180 East Broad Street, Columbus, Ohio 43215, Attention: Treasurer; if to the Lenders, c/o Apollo Management, L.P., One Manhattanville Road, Suite 201, Purchase, New York 10577, Attention: General Counsel; if to any other Lender, at its address specified in the Assignment and Acceptance pursuant to which it became a Lender; or, as to the Borrowers or the Lender, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall be effective when delivered or received at the appropriate address or number to the attention of the appropriate individual or department, except that notices and communications to any Lender pursuant to Article II or IV shall not be effective until received by such Lender. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement, any other Loan Document or of any exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

SECTION 5.03. No Waiver; Remedies. No failure on the part of any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

SECTION 5.04. Costs and Expenses.

(a) The Borrowers agree to pay, no later than 30 days after the date hereof (and, thereafter, in the case of items listed in clause (ii) below, within ten days after demand therefor, to the extent not previously paid), all reasonable out-of-pocket costs and expenses of the Lenders in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, (i) all due diligence, transportation, computer, duplication, appraisal, consultant, and audit expenses and (ii) the reasonable fees and expenses of counsel for the Lenders with respect thereto and with respect to advising the Lenders as to their rights and responsibilities under this Agreement and the other Loan Documents. The Borrowers further agree to pay within ten Business Days of demand all costs and expenses of the Lenders, if any (including, without limitation, counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Lenders in connection with the enforcement of rights under this subsection (a).

(b) The Borrowers agree to indemnify and hold harmless the Lenders and each of their Affiliates and their officers, directors, controlling persons, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and reasonable expenses, joint or several, to which any such Indemnified Party may become subject (other than Taxes and Other Taxes, which shall be governed solely by Section 2.08), in each case arising out of or in connection with or relating to (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement and the other the Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Loans, and to reimburse any Indemnified Party for any and all reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) incurred in connection with the investigation of or preparation for or defense of any such pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Borrowers or any of their Affiliates and whether or not any of the transactions contemplated hereby are consummated or any of the Loan Documents are terminated, except to the extent such claim, damage, loss, liability or expense is found in a judgment by a court of competent jurisdiction to have resulted (i) in the event such damages are solely the result of such Indemnified Party’s or any of its Related Parties’ failure to perform any term, covenant or agreement under Section 5.08 or otherwise to honor any written confidentiality undertaking made by it for the benefit of the Borrowers (whether in the Loan Documents or otherwise), such Indemnified Party’s or any of its Related Parties’ negligence, (ii) in all other cases, from such Indemnified Party’s or any of its Related Parties’ gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this subsection (b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrowers, their directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrowers also agree not to assert any claim against the Lenders, any of their Affiliates, or any of their directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

(c) The Borrowers agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrowers or their security holders or creditors related to or arising out of or in connection with the Loan Documents, the Loans or the use or proposed use of the proceeds thereof, any of the transactions contemplated by any of the foregoing or in the loan documentation and the performance by an Indemnified Party by any of the foregoing except to the extent that any loss, claim, damage, liability or expense is found in a judgment by a court of competent jurisdiction to have resulted from (i) in the event that such damages are the result of any Indemnified Party’s or any of its Related Parties’ failure to comply with Section 5.08 or otherwise to honor any written confidentiality undertaking made by it for the benefit of the Borrowers (whether in the Loan Documents or otherwise), such Indemnified Party’s or any of its Related Parties’ negligence, or (ii) in all other cases, such Indemnified Party’s or any of its Related Parties’ gross negligence or willful misconduct.

SECTION 5.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the declaration by the Lenders with the consent of the Required Lenders that the outstanding Loans are due and payable, the Lenders and each of their Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lenders or any such Affiliate to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement and any other Loan Document held by the Lenders, whether or not the Lenders shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The Lenders agree promptly to notify the Borrowers after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders and their Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lenders and their Affiliates may have.

SECTION 5.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the Lenders and thereafter shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and permitted assigns, except that the Borrowers shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 5.07. Assignments and Participations.

(a) Each Lender may assign to one or more of its Affiliates all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of the Loans owing to it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under the Loan Documents and (ii) the parties to each such assignment shall execute and deliver to the Lender which maintains the Register, for its acceptance and recording in the Register, an Assignment and Acceptance. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any other Loan Document; and (v) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement or any other Loan Document are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee the Lender which maintains the Register shall, if such Assignment and Acceptance has been completed, accept such Assignment and Acceptance, record the information contained therein in the Register and forward a copy thereof to the Borrowers.

(d) The Lender which maintains the Register shall maintain at its address referred to in Section 5.02 a copy of each Assignment and Acceptance delivered to and accepted by it.

(e) The Lenders may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee, designee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to the Lenders by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing in favor of (and delivered to) the Borrowers to preserve the confidentiality of any Confidential Information received by it on terms substantially similar to those set forth in Section 5.08.

(f) Notwithstanding any other provision set forth in this Agreement, each Lender may at any time create a security interest in all or any portion of its rights under the Loan Documents in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(g) In the event that the Borrowers shall be required to make additional payments to any Lender under Section 2.08, the Borrowers shall have the right, at their own expense, upon notice to such Lender, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in this Section) all of such Lender’s interests, rights and obligations under this Agreement or any other Loan Document to another Lender identified by the Borrowers and approved by the continuing Lenders (which approval shall not be unreasonably withheld), which financial institution shall assume such obligations of such Lender for consideration equal to the outstanding principal amount of such Lender’s Loans, and if satisfactory arrangements are made for the payment to such Lender of interest and fees accrued hereunder to the date of such transfer and all other amounts payable hereunder to such Lender on or prior to the date of such transfer; provided that (i) no Default shall have occurred and be continuing, (ii) no such assignment shall conflict with any law, rule or regulation or order of any governmental authority and (iii) the Borrowers shall have paid to the assignor in immediately available funds on or prior to the date of such assignment all amounts accrued for the account of such Lender or owed to it under Section 2.08.

(h) The Foreign Borrower may assign to one or more of its Affiliates which is a subsidiary of the U.S. Borrower all or a portion of its rights and obligations under the Loan Documents; provided, however, that (i) the parties to such assignment shall execute and deliver to the Lender which maintains the Register a copy of such assignment. Upon such execution and delivery, from and after the effective date specified in such assignment, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have the rights and obligations of the Foreign Borrower hereunder and (y) the Foreign Borrower assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an assignment covering all or the remaining portion of the assigning Foreign Borrower’s rights and obligations under this Agreement, such Foreign Borrower shall cease to be a party hereto).

SECTION 5.08. Confidentiality. Each Lender agrees, on behalf of itself and each of its Related Parties, to keep confidential all Confidential Information and not to disclose such Confidential Information to any other Person without the prior written consent of the Borrowers, other than (i)(A) to such Lender’s Affiliates and their respective officers, directors, employees, agents and advisors on a need-to-know basis (provided that any such Person is informed of the confidential nature of such information and is instructed to keep such information confidential), (B) to the other Lenders, (C) as contemplated by Section 5.07, to actual or prospective assignees and participants (provided that prior to any such disclosure, any such Person shall deliver to such Lender a written agreement to keep such information confidential and the assignee or participant or proposed assignee or participant shall agree in a writing in favor of (and delivered to) the Borrowers to preserve the confidentiality of any Confidential Information received by it on terms substantially similar to those set forth in this Section), and in each case in this clause (i) on a confidential basis only, (ii) as required by any law, rule or regulation or judicial process and (iii) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

Notwithstanding anything herein to the contrary, each Lender (and each officer, director, employee, agent and advisor of such Person) may disclose to any and all other Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such “tax treatment” and “tax structure”.

SECTION 5.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5.10. Severability. In the event any one or more of the provisions contained in this Agreement or any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

SECTION 5.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 5.12. Jurisdiction, Etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court located in the Borough of Manhattan. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 5.13. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 5.14. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lenders may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loans or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.08, 5.04 and 5.08 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

HEXION SPECIALTY CHEMICALS, INC., as the U.S. Borrower

By
Name:	George F. Knight
Title:	Senior Vice President

BORDEN LUXEMBOURG S. À R. L., as the Foreign Borrower

By
Name:	Ellen German Berndt
Title:	Manager

EURO V (BC) S. À R. L., as a Lender

By
Name:	Laurie D. Medley
Title:	Class A Manager

EURO VI (BC) S. À R. L., as a Lender

By
Name:	Laurie D. Medley
Title:	Class A Manager

AAA CO-INVEST VI (EHS-BC) S. À R. L., as a Lender

By
Name:	Laurie D. Medley
Title:	Class A Manager